FOR IMMEDIATE RELEASE
February 24, 2015
WashingtonFirst Bankshares, Inc. Declares Cash Dividend and Pays Off an Additional 25% of Original SBLF
RESTON, VA - February 24, 2015 - WashingtonFirst Bankshares, Inc. (the “Company”) (NASDAQ: WFBI), today announced that it has redeemed another $4.4 million (4,449 shares), of the outstanding Series D Preferred Stock ("Series D Preferred Stock") that had been issued to the Secretary of the Treasury ("Treasury") in August 2011 through the Company's participation in the Small Business Lending Fund ("SBLF"). In August 2014, the Company redeemed $4.4 million (4,449 shares), or 25% of the original $17.8 million investment. With this second redemption, the Company will have redeemed a total of 50% of the original outstanding Series D Preferred Stock. The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends through February 20, 2015, for a total redemption price of $4,455,055.68.
This second partial redemption was approved by the Company’s primary federal regulator and funded with the Company’s surplus capital. After the partial redemption, the Company and its wholly-owned banking subsidiary, WashingtonFirst Bank, will continue to have capital in excess of minimum regulatory requirements and at levels that qualify as “well capitalized” under applicable regulatory guidelines.
“WashingtonFirst's participation in the SBLF Program has been valuable and has assisted us in sustaining loan growth to small businesses in our market, and this second partial redemption is an important step in our long-term capital strategy,” said Shaza Andersen, Chief Executive Officer of both the Company and WashingtonFirst Bank.
The Company also announced that its Board of Directors declared a cash dividend of five cents ($0.05) per share payable on April 1, 2015, to shareholders of record as of March 11, 2015. The dividend payout will be approximately $478,000 on 9.6 million shares of voting and non-voting common stock. While the Company expects to continue to declare and pay quarterly cash dividends in the future, any such dividend would be at the discretion of the Board of Directors of the Company and would be subject to applicable federal and state regulatory limitations.
“We are very pleased to announce that WashingtonFirst executed its second partial redemption of the SBLF capital and declared its sixth consecutive quarterly cash dividend. The Board of Directors is committed to enhancing shareholder value and we believe, given our earnings and financial condition, that the redemption of the Preferred Stock and the payment of a cash dividend aligns perfectly with our longer term capital strategy," said Ms. Andersen.
The Company recently reported unaudited consolidated net income to common shareholders for the year ended December 31, 2014 of $9.3 million or $1.11 fully diluted earnings per common share. The Company's common stock is traded on the NASDAQ Stock Market under the quotation symbol “WFBI” and is included in the ABA NASDAQ Community Bank Index.

About The Company
WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through 17 branches in the greater Washington, D.C. metropolitan area. The Company's common stock is traded on the NASDAQ Stock Market under the quotation symbol "WFBI" and is included in the ABA NASDAQ Community Bank Index. For more information about WashingtonFirst Bank or the Company, please visit the Company's website at www.wfbi.com.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements.  The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated April 29, 2014 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

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